EXHIBIT 10.1

Date:	June 25, 2013
To:	Jane A. Freeman
From:	Robert C. Bowen
Cc:	Christopher Brookhart, General Counsel
Gina Larue, VP of Human Resources

RE:	Retention Agreement

As we have discussed, you have indicated your desire to resign effective July 2013, but Scientific Learning Corporation (the "Company") wants to offer you Retention Benefits in exchange for you postponing your resignation to December 31, 2013 (the “Resignation Date”).  Between now and the Resignation Date (the “Retention Period”), we need your help in ensuring a smooth transition and transfer of knowledge to a new Chief Financial Officer.  If you and the Company mutually agree that your employment will extend beyond December 31, 2013, you will still receive the benefits and consideration described below (the “Retention Benefits”).

The Retention Benefits include:

1)	A recommendation to the Compensation Committee of the Board of Directors that you be granted 100,000 Restricted Stock Units on July 1, 2013 with standard vesting.
2)	A payment equal to seven (7) months base salary as of December 31, 2013 (the “Retention Bonus”).
3)	A minimum payout of 100% of your bonus under the 2013 Management Incentive Plan (MIP). For the avoidance of doubt, the 100% payout of the MIP bonus is not dependent on the Company’s financial performance in 2013. Further, you will not be required to remain employed until August 2014 to receive this payment, as otherwise would have been required under the terms of the 2013 Management Incentive Plan.

Eligibility for any of the Retention Benefits is based on the following terms and conditions ("Retention Agreement"):

•	You must be an active employee of the Company, in good standing, through the Retention Period and until the Resignation Date, or have been released by the Company without Cause at its convenience before the Resignation Date.
•	You must maintain a satisfactory level of performance during the Retention Period, as determined by management and the Board of Directors and at their sole discretion.
•	You will receive your standard base salary and benefits during the Retention Period.
•	You will no longer be eligible for participation in the Scientific Learning Corporation Change of Control Benefit Plan.

Jane A. Freeman
Retention Agreement
June 25, 2013

•	If the Company chooses to release you without Cause at its convenience but before your scheduled Resignation Date, you will still be eligible to receive the full Retention Bonus and a minimum payout of 100% of your bonus under the 2013 Management Incentive Plan (MIP).

For purposes of this Agreement, "Cause" means that the Company, acting in good faith based upon the information then known to the Company, determines that you have committed or engaged in willful misconduct, gross negligence, charges of theft, fraud, or other illegal or dishonest conduct which are considered to be harmful to the Company, refusal or unwillingness to perform job duties, failure to adequately perform job duties, habitual absenteeism, substantial dependence on alcohol or any controlled substance, sexual or other forms of illegal harassment or discrimination, conduct that reflects adversely upon, or making any remarks disparaging of the Company, its Board, officers, directors, advisors, affiliates or subsidiaries; insubordination; any willful act that is likely to and which does, in fact, have the effect of injuring the reputation, business, or business relationship of the Company, violation of fiduciary duty, violation of any duty of loyalty, breach of any term of this Agreement, and matters of similar gravity to any of the above enumerated grounds.  You acknowledge that this definition of “Cause” in not intended and does not apply to any aspect of the relationship between the Company and any of its employees, including you, beyond determining your eligibility for the Retention Benefits.

If you resign from your position before the agreed upon Resignation Date or you violate any provision of this Agreement or any other agreement you have with the Company, you will not be eligible for any portion of the Retention Benefits.

If prior to your termination of employment the Company enters into a definitive agreement that will result in a Change of Control (as defined in the Company’s Change of Control Benefit Plan), and you do not resign prior to the earlier of (1) the change of control date, or (2) December 31, 2013, then in addition to your Retention Benefits, you will be entitled to receive the following (the “Change of Control Benefits”):

1)	An additional five (5) months’ severance pay; and,
2)	Accelerated vesting on all of your equity grants (including the July 1, 2013 grant of 100,000 RSUs).

Payment of the Change of Control Benefits is contingent upon the Change of Control occurring within 12 months of the date of your termination of employment and will be made at the time the Change of Control occurs so long as all of the applicable conditions have been met.

If the Company chooses to release you without Cause, at its convenience, three months prior or 18 months after the effective date of a change of control, you will still be eligible to receive the Change of Control Benefits.

Nothing contained in this Agreement alters your status as an employee at will, meaning your employment with the Company can be terminated at any time by either you or by the Company, with or without cause, with or without advance notice.

Jane A. Freeman
Retention Agreement
June 25, 2013

Please return a signed original of this Agreement to me.

Sincerely,

/s/ Robert C. Bowen

Robert C. Bowen
Chief Executive Officer

AGREED AND ACCEPTED

I understand and agree that this Agreement sets forth the entire understanding of the subject matter contain herein and supersedes all prior or contemporaneous oral and/or written agreements on these subjects. I understand and agree that my employment is "at will" as indicated previously in this Agreement. I agree that my signature below indicates my understanding and acceptance of the terms and conditions described above.

/s/ Jane A. Freeman	June 30, 2013
Jane A. Freeman	Date

Enclosures:

2013 Management Incentive Plan

Change of Control Benefit Plan

Jane A. Freeman
Retention Agreement
June 25, 2013